Exhibit 10.4

August 11, 2025

Landy Toth

RE:    Autonomix Medical, Inc. (the “Company”) Option Cancellation and Severance Agreement

Dear Landy:

The Company would like to offer you the severance benefits, to which you are not otherwise entitled, as set forth in this agreement (this “Agreement”). In consideration for accepting the Company’s severance package, you agree that, upon execution of this Agreement, your option to purchase 45,000 shares of Company common stock set forth in the option agreement between you and the Company dated June 17, 2024 (the “Options”) are hereby terminated (summarized below).

Grant Date	# of Options	Strike Price	Option Vesting Terms
6/21/2024	8,773	$26.560	Annually over 4 years

1.         Severance Benefit.

(a)         Subject to Section 1(b) below, if your employment is involuntarily terminated by the Company without Cause, you shall be entitled to receive a severance payment in the amount equal to 9 months of your base salary (as of the date of your termination). Such severance payment shall be made in 9 substantially equal monthly installments; provided you have executed and delivered to the Company, and have not revoked a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns, and such other persons and/or entities as the Company may determine, in a form reasonably acceptable to the Company (the “Release”). Such Release shall be delivered to you by the Company on or about the date of termination and must be executed by you within twenty-five (25) days of such termination of employment. Your first severance payment pursuant to this Section 1(a) shall be made on the next regularly scheduled payroll date following the 35th day after your termination and shall include payment of any amounts that would otherwise be due prior thereto. For purposes of this Section 1(a), “Cause” shall mean, as determined in good faith by the Board of Directors of the Company (the “Board”): (i) you have committed fraud or an act of embezzlement; (ii) you are convicted of any felony or a crime involving moral turpitude; (iii) your failure to perform duties as reasonably directed by the Board or an executive to whom you report, which has not been cured (if capable of being cured) within 30 days after being provided with written notice (email being sufficient) of such failure by the Board or such executive, as applicable, that is reasonably sufficient to identify such breach; or (iv) your breach of any non-competition or non-solicitation provisions to which he may be subject; or (vi) any conduct that is disparaging of the Company or its business.

(b)         This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”), to the fullest extent possible, as an involuntary separation pay plan as that term is understood under Treasury Regulation § 1.409A-1(b)(9) and/or as providing for short-term deferrals as that term is understood under Treasury Regulation § 1.409A-1(b)(4) and will be interpreted and operated consistently with those intentions. To the extent Section 409A is found to be applicable to this Agreement, this Agreement is to be interpreted to comply with Section 409A and will be interpreted and operated consistently with those intentions. If under this Agreement, the severance amount is payable in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. The Company does not warrant that severance payments paid to you under this Agreement will be exempt from, or paid in compliance with, Section 409A.

2.         No Employment Relationship. No employment relationship is created or implied by this offer and/or Agreement.

3.         Confidentiality. You agree to keep the terms of this Agreement confidential and not divulge or publish, whether directly or indirectly, by any means of communication, including via any social media outlet, any information regarding the terms, existence or negotiation of this Agreement to any person or organization except as provided in this section. You may make voluntary disclosure of the terms of this Agreement only to your immediate family, accountants, and attorneys provided you insure these persons keep the information confidential, or in connection with your application for unemployment compensation. Nothing in this section precludes you from making disclosures as required by applicable law, including the National Labor Relations Act.

4.         No Transfer. You represent and warrant you have not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual, the Option or any interest therein.

5.         Assignment. This Agreement is assignable by the Company and inures to the benefit of the Company, its subsidiaries, affiliates, successors, and assigns. This Agreement, being personal, is not assignable by you.

6.         Choice of Law/Venue/Jurisdiction. The laws of the State of Texas will govern this Agreement without giving effect to the principles of conflict of laws. By signing this Agreement, you expressly consent any judicial action with respect to this Agreement shall be filed exclusively in the federal or state courts located in Harris County, Texas. You further irrevocably consent and submit to the personal jurisdiction and venue of the federal and state courts located therein and irrevocably waive any and all claims and defenses you might have in any action or proceeding in any of such courts based upon any alleged lack of personal jurisdiction, improper venue, forum non conveniens, or any similar claim or defense.

7.         Severability. The provisions of this Agreement are severable, and if any one or more such provisions shall be determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions thereof shall not in any way be affected or impaired thereby and shall nevertheless be binding between the parties. Any such invalid, illegal or unenforceable provision or portion thereof shall be changed and interpreted so as to best accomplish the objectives of such provision or portion thereof within the limits of applicable law.

8.         Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all other agreements, oral or written, between you and the Company with respect to the subject matter hereof. This Agreement may not be changed orally, but only by written agreement signed by you and a duly authorized officer of the Company. In the event this Agreement is not finally consummated, it and any preceding related discussions shall be without prejudice to any party, and shall not be used in any subsequent proceedings, judicial, administrative, or otherwise.

Please review this Agreement carefully. If you agree to the terms and conditions above, please sign the acknowledgment below and return it to the undersigned.

Sincerely, /s/ Trent Smith AUTONOMIX MEDICAL, INC. By: Trent Smith Chief Financial Officer

ACCEPTED AND AGREED TO AS OF THIS 11th DAY OF AUGUST 2025.

/s/ Landy Toth

Landy Toth